Exhibit 10.1
ASPECT MEDICAL SYSTEMS, INC.
RESTATED KEY EMPLOYEE CHANGE IN CONTROL SEVERANCE BENEFITS PLAN
SECTION 1. INTRODUCTION
     This Restated Key Employee Change in Control Severance Benefits Plan (the “Severance Benefits Plan”) sets forth the terms and conditions for the provision of severance pay and certain other benefits to Eligible Employees (as defined below) of Aspect Medical Systems, Inc. or any successor entity or assignee (“the “Company”) whose employment is involuntarily terminated without Cause or voluntarily terminated for Good Reason in connection with a Change in Control Event (as such terms are defined below) as set forth in this Severance Benefits Plan.
SECTION 2. DEFINITIONS
     For purposes of this Severance Benefits Plan, the following terms shall have the meanings set forth below:
     (a) “BASE SALARY” means the annual base salary for an Eligible Employee (as defined in this Section 2(f)) as in effect on the Change in Control Date.
     (b) “BOARD” means the Board of Directors of the Company.
     (c) “CAUSE” shall have such meaning provided for in the Company’s 2001 Stock Incentive Plan, as amended, and as may be further amended from time to time (the “Plan”).
     (d) “CHANGE IN CONTROL EVENT” shall have such meaning provided for in the Plan.
     (e) “CHANGE IN CONTROL DATE” means the first date on which a Change of Control Event occurs.
     (f) “ELIGIBLE EMPLOYEE” shall mean those employees of the Company holding any of the positions listed in Exhibit A to this Severance Benefits Plan as of the Change of Control Event.
     (g) “GOOD REASON” shall mean the occurrence, without the Eligible Employee’s written consent, of (i) a reduction in the Eligible Employee’s annual base salary as in effect on the Change in Control Date or as the same was or may be increased thereafter from time to time, (ii) a change by the Company in the location at which the Eligible Employee performs his or her principal duties for the Company to a new location that is both (i) outside a radius of 50 miles from the Eligible Employee’s principal residence immediately prior to the Change in Control Date and (ii) more than 20 miles from the location at which the Eligible Employee performed his or her principal duties for the Company immediately prior to the Change in Control Date; or a requirement by the Company that the Eligible Employee travel on Company business to a substantially greater extent than required immediately prior to the Change in Control Date; or (iii) a material diminution in the Eligible Employee’s authority or responsibilities in effect immediately prior to the earliest to occur of (a) the Change in Control Date, (b) the date of the execution by the Company of the initial written agreement or instrument providing for the Change in Control Event or (c) the date of the adoption by the Board of Directors of a resolution providing for the Change in Control Event; provided that, for the sake of clarity, a change in such Eligible Employee’s title, office or status following a Change in Control Event shall not constitute Good Reason unless such change, in light of all relevant facts and circumstances, shall in fact result in a material diminution in authority or responsibilities.

     (h) “INVOLUNTARY TERMINATION WITHOUT CAUSE” means an Eligible Employee’s dismissal from or discharge by the Company for a reason other than Cause. The termination of an Eligible Employee’s employment will not be deemed to be an “Involuntary Termination Without Cause” if such termination occurs as a result of the Eligible Employee’s voluntary resignation without Good Reason or by reason of the Eligible Employee’s death or disability.
     (i) “QUALIFYING TERMINATION” means that an Eligible Employee’s employment with the Company is terminated by the Eligible Employee for Good Reason or is terminated by the Company without Cause, as applicable, in either case within one (1) month before or twelve (12) months following the Change in Control Date; provided that, with respect to any termination in the month prior to the Change in Control Date, (a) the Change in Control Event occurs and (b) the Eligible Employee reasonably demonstrates that such termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control Event or (ii) otherwise arose in connection with or in anticipation of a Change in Control Event.
SECTION 3. ELIGIBILITY AND PARTICIPATION
     Individuals shall be deemed “Eligible Employees” to participate in the Severance Benefits Plan if they have previously been duly appointed to at least one of the offices of the Company listed in the attached Exhibit A and have held such office(s) for a period of at least one (1) month prior to the Change in Control Date. For the avoidance of any doubt, should any Eligible Employee hold more than one office with the Company that would entitle the Eligible Employee to benefits pursuant to this Severance Benefits Plan, such Eligible Employee shall not be entitled to multiple severance benefits pursuant to Section 4 below but shall only receive benefits in accordance with such of the Eligible Employee’s office as would entitle the employee to the greatest benefits hereunder.
SECTION 4. SEVERANCE BENEFITS AND OTHER PAYMENTS
     Eligible Employees are eligible to receive the following benefits on the following conditions:
     (a) SEVERANCE PAYMENTS. If an Eligible Employee is subject to a Qualifying Termination, the Eligible Employee will be entitled to a lump sum payment from the Company in an amount equal to the product of (i) the “Severance Multiple” (as defined below), multiplied by (ii) the sum of (A) the Eligible Employee’s Base Salary at the time of the termination of the Eligible Employee’s employment, plus (B) the average of the Eligible Employee’s last three annual bonuses paid (annualized for partial years) by the Company; provided that with respect to the Chief Financial Officer (the “CFO”), the amount in (B) shall take into account the annual bonuses paid to the individual who was serving as the CFO at the time the last three annual bonuses were paid. Such lump sum payment will be payable in accordance with the terms set forth in the Eligible Employee’s severance agreement to be executed in connection with the employee’s termination, but in no event later than two and one-half months following the end of the fiscal year in which the Eligible Employee’s Qualifying Termination occurs (the “Short-Term Deferral Period”).
     For purposes of this Section 4(a), “Severance Multiple” shall mean the following:

Chief Executive Officer	—	2.00

Founder Chairman	—	2.00

All Other Eligible Employees	—	1.25

     In addition, the Eligible Employee will be paid a one lump sum cash payment representing the Eligible Employee’s target bonus for the year in which the Qualifying Termination occurs on the date of termination, multiplied by a fraction, the numerator of which shall equal the number of days the Eligible Employee was employed by the Company during the fiscal year in which the Qualifying Termination occurs and the denominator of which shall be 365. Such cash payment shall be made to the Eligible Employee no later than by the expiration of the Short-Term Deferral Period. Notwithstanding anything in this Severance Benefits Plan to the contrary, in no event will any payments be made pursuant to this Section 4(a) or any other provision of this Severance Benefits Plan unless and until a release of claims is executed in accordance with Section 4(f) below and such release becomes enforceable.
     (b) HEALTH BENEFITS. If the Eligible Employee timely elects continued health insurance coverage under the federal “COBRA” law, 29 U.S.C. § 1161 et seq., following a Qualifying Termination, the Company shall continue to pay that portion of the premium costs for the type of group health insurance coverage, including coverage for his or her eligible dependents, that the Company paid on behalf of the Eligible Employee immediately prior to the Eligible Employee’s termination of employment, for a period starting on the Qualifying Termination date and continuing for the following applicable periods:

Chief Executive Officer	—	As long as the Chief Executive Officer remains eligible for continuation coverage pursuant to COBRA, but for no more than 24 Months following the Qualifying Termination date

Founder Chairman	—	As long as the Founder Chairman remains eligible for continuation coverage pursuant to COBRA, but for no more than 24 Months following the Qualifying Termination date

All other Eligible Employees	—	As long as these other Eligible Employees remain eligible for continuation coverage pursuant to COBRA, but for no more than 15 Months following the Qualifying Termination date provided, however, that the Company will pay such premiums for the Eligible Employee and his/her eligible dependents (if applicable) only for coverage for which such individual and dependents (if applicable) were enrolled as of the date of the Qualifying Termination. The Eligible Employee shall continue to pay any remaining premium costs for such continuation coverage (including coverage for his/her eligible dependents) that he/she had been required to pay as an active employee immediately prior to the Qualifying Termination during the period set forth above, and shall pay all premium costs thereafter for as long as, and to the extent that, the Eligible Employee remains eligible for COBRA continuation.
     (c) EQUITY ACCELERATION. Nothing in this Severance Benefits Plan shall be deemed to modify or alter, in any manner, any outstanding equity awards issued to an Eligible Employee pursuant to any stock-based plan operated by the Company.
     (d) PARACHUTE PAYMENTS. Notwithstanding any other provision of this Severance Benefits Plan, in the event that an Eligible Employee becomes entitled to payments and/or benefits or any other amounts in the “nature of compensation” as a result of a Change in Control Event or Qualifying Termination, (all such payments and benefits, including the payments and benefits provided under this Severance Benefits Plan, being hereinafter called “Total Payments”) that would be subject (in whole or part) to the excise tax (the “Excise Tax”) imposed under section 4999 of the Internal Revenue Code of

1986, as amended, and the regulations promulgated thereunder (the “Code”), the Total Award shall be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax. In the event that the Total Award is reduced in accordance with the preceding sentence, such reduction shall be applied in the following order: (i) any cash payments , (ii) any taxable benefits that are not related to the vesting of equity awards, (iii) any nontaxable benefits, and (iv) any vesting of equity awards in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the Excise Tax. This reduction shall only occur if (i) the net present value of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (ii) the net present value of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which an Eligible Employee would be subject in respect of such unreduced Total Payments). All determinations required to be made under this section shall be made by the Compensation Committee of the Board after consultation with any advisors it shall deem appropriate. All fees and expenses of such calculations shall be borne solely by the Company. If any portion of the Total Payments becomes subject to the Excise Tax, the Eligible Employee acknowledges and agrees that the payment of such tax, together with any interest and penalties, shall be the Eligible Employee’s sole responsibility.
     (e) EARNED BUT UNPAID BENEFITS. An Eligible Employee will also be entitled to receive any earned but unpaid benefits as of the Qualifying Termination date, including salary earned but unpaid, the Eligible Employee’s annual bonus for the most recently completed financial year, if any, and any unused accrued vacation time.
     (f) RELEASE. The receipt of any severance benefits under this Severance Benefits Plan is expressly conditioned upon any Eligible Employee executing a release of claims in favor of the Company, substantially in the form attached to this Severance Benefits Plan as Exhibit B, and such release of claims must be executed and become effective in accordance with its terms and within the applicable time period provided therein (the “Applicable Release Period”); provided, however, that in any case where the first and last days of the Applicable Release Period are in two separate taxable years, any payments required to be made to Eligible Employee that are treated as deferred compensation for purposes of Section 409A of the Code shall be made in the later taxable year, promptly following the conclusion of the Applicable Release Period.
     (g) TERMINATION OF BENEFITS. Benefits under this Severance Benefits Plan shall terminate immediately if an Eligible Employee, at any time, violates any proprietary information, confidentiality, non-competition or non-solicitation obligation to the Company, or any other continuing obligation to the Company as may be set forth in any agreement between the Company and the Eligible Employee.
     (h) NON-DUPLICATION OF BENEFITS. Eligible Employees are not eligible to receive benefits under this Severance Benefits Plan more than one time and are not eligible to receive benefits under any other Company change-of-control severance plan, arrangement or agreement, provided that, for the purpose of clarification, the foregoing shall not apply to any outstanding equity awards issued to an Eligible Employee pursuant to any stock-based plan operated by the Company or any successor entity plan or pursuant to any stock-based plan operated by the Company or any successor entity plan.
     (i) TAX WITHHOLDING. Any payments that an Eligible Employee receives under this Severance Benefits Plan shall be subject to all required tax withholding.
     SECTION 5. CODE SECTION 409A.

     (a) Subject to this Section 5, payments or benefits under this Severance Benefits Plan shall begin only upon the date of a “separation from service” of the Eligible Employee (determined as set forth below) which occurs on or after the termination of the Eligible Employee’s employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Eligible Employee under this Severance Benefits Plan, as applicable:
(i) It is intended that each of the payments and benefits provided under this Severance Benefits Plan shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Eligible Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
(ii) If, as of the date of the “separation from service” of the Eligible Employee from the Company, the Eligible Employee is not a “specified employee” (within the meaning of Section 409A), then each of the payments and benefits shall be made on the dates and terms set forth in Section 4.
(iii) If, as of the date of the “separation from service” of the Eligible Employee from the Company, the Eligible Employee is a “specified employee” (within the meaning of Section 409A), then:
(A) Each installment of the payments and benefits due under this Severance Benefits Plan that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and
(B) Each of the payments and benefits due under Severance Benefits Plan that is not described in Section 5(a)(iii)(A) and that would, absent this subsection, be paid within the six-month period following the “separation from service” of the Eligible Employee from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Eligible Employee’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Eligible Employee’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Eligible Employee’s second taxable year following his taxable year in which the separation from service occurs.
     (b) The determination of whether and when a separation from service of the Eligible Employee from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 5(b), “Company” shall include all persons with whom the Company would be considered a single employer under Treasury Regulation Section 1.409A-1(h)(3)..
     (c) All reimbursements and in-kind benefits provided under this Severance Benefits Plan shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.
     (d) Notwithstanding anything herein to the contrary, the Company shall have no liability to the Eligible Employee or to any other person if the payments and benefits provided in this Severance Benefits Plan that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant
SECTION 6. OTHER TERMINATIONS
     An otherwise Eligible Employee shall NOT be eligible to receive benefits under this Severance Benefits Plan if (i) the Eligible Employee’s employment terminates due to death, disability or any other reason other than a Qualifying Termination; or (ii) an Eligible Employee’s employment is terminated within thirty (30) days of his or her refusal to accept an offer of comparable employment by any successor to the Company, as determined in the successor entity’s discretion; provided, however, that “comparable employment” shall not include situations which would constitute “Good Reason” as defined in Section 2(g) above.
SECTION 7. CLAIMS PROCEDURE
     If an Eligible Employee believes that he or she is entitled to severance benefits under the Severance Benefits Plan that are not being paid, the Eligible Employee may submit a written claim for payment to the Chief Financial Officer of the Company. Any claim for benefits shall be in writing, addressed to the Chief Financial Officer of the Company and must be sufficient to notify the Company of the benefit claimed. If such claim is denied, the Company shall, within a reasonable period of time, provide a written notice of denial. The notice will include the specific reasons for denial, the provisions of the Severance Benefits Plan on which the denial is based, and the procedure for a review of the denied claim. Where appropriate, it will also include a description of any additional material or information necessary to complete or perfect the claim to any benefits under the Severance Benefits Plan. Any Eligible Employee may request, in writing, a review of a claim denied by the Company and may review pertinent documents and submit issues and comments in writing to Chief Financial Officer of the Company. The Company shall provide a written decision upon such request for review of a denied claim. The decision of the Chief Financial Officer upon such review shall be final. To the extent that a claims procedure is being invoked hereunder by the Chief Financial Officer, then for purposes of this paragraph, the Chief Executive Officer shall receive and review such claim.
SECTION 8. MISCELLANEOUS
     No amounts under this Severance Benefits Plan shall be funded, set aside or otherwise segregated prior to payment. The Company’s obligation to pay the amounts contemplated hereunder shall at all times be an unfunded and unsecured obligation.
     The Company reserves the right to amend or terminate this Severance Benefits Plan and Exhibits thereto at any time; provided, however, that this Severance Benefits Plan may not be amended or terminated following the Change in Control Date without the prior written consent of each Eligible Employee then subject to this Severance Benefits Plan. This Severance Benefits Plan shall continue in full force and effect notwithstanding a Change in Control Event, and in the event that the Change of Control

Event is the result of a sale or other disposition of all or substantially all of the assets of the Company, this Severance Benefits Plan shall be assumed by the entity acquiring such assets. This Severance Benefits Plan shall be binding upon any surviving entity resulting from a Change in Control Event and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person actively adopts or formally continues the Severance Benefits Plan. The Severance Benefits Plan shall be interpreted in accordance with the laws of the Commonwealth of Massachusetts.
     This Severance Benefit Plan restates and supersedes in its entirety the Key Employee Change in Control Severance Benefits Plan adopted by the Board on September 18, 2008.

EXHIBIT A
ELIGIBLE EMPLOYEES
President and CEO
Founder Chairman of the Board of Directors
Vice President of Human Resources
Vice President of Manufacturing Operations
Vice President of Engineering
Vice President of Emerging Technologies & General Manager of Neuroscience
Chief Financial Officer
Executive Vice President of Worldwide Sales and Marketing
Vice President of Medical Affairs
Vice President of Clinical, Regulatory and Quality Assurance

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EXHIBIT B
FORM OF RELEASE OF CLAIMS
     Certain capitalized terms used in this Release are defined in the Key Employee Change in Control Severance Benefits Plan (the “Severance Benefits Plan”) which I have reviewed.
     In order to receive the benefits as set forth in the Severance Benefits Plan, I acknowledge that I must enter into this Release and have it become binding upon me.
     Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, predecessor, successors, assigns and affiliates as well as its and their representatives, agents, insurers and reinsurers, and employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), past, present and future (hereafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which I ever had or now have against the Released Parties, including, but not limited to, those claims arising out of my employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (the “ADEA”), the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514(A), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., the Massachusetts Fair Employment Practices Act., M.G.L. c. 151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, § 1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, and the Massachusetts Maternity Leave Act, M.G.L. c. 149, § 105D, all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options; and any claim or damage arising out of my employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents me from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that I acknowledge that I may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding); and provided, further, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me from any third party action brought against me based on my employment with the Company, pursuant to any applicable agreement or applicable law or to reduce or eliminate any coverage I may have under the Company’s director and officer liability policy, if any, in effect as of the date of the termination of my employment with the Company.
     I understand and agree that, as a condition for payment to me of the Severance Benefits Plan benefits, I shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the

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     Company’s business affairs and financial condition; provided, however, that nothing herein shall prevent me from making truthful disclosures to any governmental entity or in any litigation or arbitration.
     I acknowledge that I have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles and any other Company-owned property in my possession or control and have left intact all electronic Company documents, including but not limited to those which I developed or help develop during my employment. I further confirm that I have cancelled all accounts for my benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.
     I further acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given under the Severance Benefits Plan for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that:
     (A) My waiver and release do not apply to any rights or claims that may arise after the date I execute this Release;
     (B) I should consult with an attorney prior to executing this Release;
     (C) I have been given more than twenty-one (21) days advance written notice to consider this Release (although I may voluntarily choose to execute this Release earlier);
     (D) I have seven (7) days following the execution of this Release by the parties to revoke my acceptance by notifying the Company in writing (the “Applicable Release Period”); and
     (E) This Release shall not be effective until the date upon which the Applicable Release Period has expired, which shall be the eighth day after this Release is executed by me provided I have not timely revoked.
[NAME OF EMPLOYEE]

Signature:

Date:

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